UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

        (Check One):
        |X| Form 10-K     |_| Form 11-K     |_| Form 20-F     |_| Form 10-Q

        For Period Ended: June 30, 2007

     |_|  Transition Report on Form 10-K

     |_|  Transition Report on Form 20-F

     |_|  Transition Report on Form 11-K


     |_|  Transition Report on Form 10-Q

     |_|  Transition Report on Form N-SAR

        For the Transition Period Ended: ____________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:____________________



                                     PART I
                             REGISTRANT INFORMATION



                          CONCIERGE TECHNOLOGIES, INC.
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                             Full Name of Registrant


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                            Former Name if Applicable


                          22048 SHERMAN WAY, SUITE 301
                             CANOGA PARK, CA 91303
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            Address of Principal Executive Office (Street and Number)

                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

|_| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant's accounting staff was not able to complete the required financial information and deliver it to the registrant's independent public accountant for his review in time to complete the report prior to the filing deadline.




                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this Notification

THOMAS J. KENAN                 405                 235-2575
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    (Name)                  (Area Code)         (Telephone Number)
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(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

                             CONCIERGE TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2007               By:/s/ David W. Neibert
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                                          David W. Neibert, President